Exhibit 99.1  Form of Subscription Agreement

SUBSCRIPTION AGREEMENT

OxySure Systems, Inc.
10880 John W. Elliot Drive,
Suite 600
Frisco, Texas 75034
(972) 297-6450

Attention:  Julian Ross

Re:  Prospectus, dated ______________ 2009

Dear Mr. Ross:

The undersigned investor ("Investor") in this Subscription Agreement ("Agreement") hereby acknowledges receipt of the prospectus ("Prospectus"), dated __________________, 2009 of OxySure Systems, Inc., a Delaware corporation, and subscribes for the following number of shares upon the terms and conditions set forth in the Prospectus. The Investor agrees that this Agreement is subject to availability and acceptance by OxySure Systems, Inc.

The Investor hereby subscribes for ____________ shares of OxySure Systems, Inc's common stock ("Common Stock") at $1.00 per share, for an aggregate purchase price of $____________.  Enclosed is the Investor's check which shall be made payable to "OxySure Systems, Inc." and sent to the above listed address for the Company.

Further Representations, Warrants and Covenants.  Investor hereby represents warrants, covenants and agrees as follows:

(a) Investor is at least eighteen (18) years of age with an address as set forth in this Subscription Agreement.

(b) Except as set forth in the Prospectus and the exhibits thereto, no representations or warranties, oral or otherwise, have been made to Investor by the Company or any other person, whether or not associated with the Company or this offering. In entering into this transaction, Investor is not relying upon any information, other than that contained in the Prospectus and the exhibits thereto and the results of any independent investigation conducted by Investor at Investor’s sole discretion and judgment.

(c) Investor understands that his or her investment in the Shares is speculative and involves a high degree of risk, and is not recommended for any person who cannot afford a total loss of the investment. Investor is able to bear the economic risks of an investment in the Offering and at the present time can afford a complete loss of such investment.

(d) Investor is under no legal disability nor is Investor subject to any order, which would prevent or interfere with Investor’s execution, delivery and performance of this Subscription Agreement or his or her purchase of the Shares. The Shares are being purchased solely for Investor’s own account and not for the account of others and for investment purposes only, and are not being purchased with a view to or for the transfer, assignment, resale or distribution thereof, in whole or part. Investor has no present plans to enter into any contract, undertaking, agreement or arrangement with respect to the transfer, assignment, resale or distribution of any of the Shares.

(e) Investor has (i) adequate means of providing for his or her current financial needs and possible personal contingencies, and no present need for liquidity of the investment in the Shares, and (ii) a liquid net worth (that is, net worth exclusive of a primary residence, the furniture and furnishings thereof, and automobiles) which is sufficient to enable Investor to hold the Shares indefinitely.

(f) If the Investor is acting without a Purchaser Representative, Investor has such knowledge and experience in financial and business matters that Investor is fully capable of evaluating the risks and merits of an investment in the Offering.

(g) Investor has been furnished with the Prospectus.

(h) Investor understands that Investor shall be required to bear all personal expenses incurred in connection with his or her purchase of the Shares, including without limitation, any fees which may be payable to any accountants, attorneys or any other persons consulted by Investor in connection with his or her investment in the Offering.

Indemnification

Investor acknowledges an understanding of the meaning of the legal consequences of Investor’s representations and warranties contained in this Subscription Agreement and the effect of his or her signature and execution of this Agreement, and Investor hereby agrees to indemnify and hold the Company and each of its officers and/or directors, representatives, agents or employees, harmless from and against any and all losses, damages, expenses or liabilities due to, or arising out of, a breach of any representation, warranty or agreement of or by Investor contained in this Subscription Agreement.

Acceptance of Subscription.

It is understood that this subscription is not binding upon the Company until accepted by the Company, and that the Company has the right to accept or reject this subscription, in whole or in part, in its sole and complete discretion. If this subscription is rejected in whole, the Company shall return to Investor, without interest, the Payment tendered by Investor, in which case the Company and Investor shall have no further obligation to each other hereunder. In the event of a partial rejection of this subscription, Investor’s Payment will be returned to Investor, without interest, whereupon Investor agrees to deliver a new payment in the amount of the purchase price for the number of Shares to be purchased hereunder following a partial rejection of this subscription.

Governing Law.

This Subscription Agreement shall be governed and construed in all respects in accordance with the laws of the State of Delaware without giving effect to any conflict of laws or choice of law rules.

Accepted and Agreed

Signature of Investor
Print Full Name
Street Address
City, State, Zip
Email Address
Area Code and Telephone Number
Social Security Number/Tax I.D. Number

Accepted and Agreed:
OxySure Systems, Inc.

By:_____________________________________
                    Julian T. Ross
President and Chief Executive Officer